UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

JANUS HENDERSON GROUP PLC
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Internal Memo

Subject: Corporate Update

Hi everyone,

We would like to share with you that Trian and General Catalyst have increased their acquisition price for Janus Henderson by 6% to $52.00 per share in cash under an amended take-private agreement. The Special Committee unanimously approved and recommended the amended agreement with Trian and General Catalyst, which was then unanimously approved by the Board.

The Special Committee has determined that the Trian/General Catalyst transaction is the only proposal that is actionable and likely to be completed, as it delivers enhanced value for Janus Henderson shareholders and represents the fastest and most certain path to closing. The transaction delivers near-term value at a significant premium to Janus Henderson’s unaffected share price, and also provides continuity for our clients and employees, as we continue to build on the strong momentum we have achieved together over the past several years.

The Special Committee also undertook a thorough evaluation of the revised proposal from Victory Capital, including now six meetings with Victory Capital and/or its advisors, and determined that it continues to present unacceptably high closing risks and less certain value, and that it is not in the best interests of Janus Henderson or its shareholders.

The Special Committee cited substantial deficiencies identified in the Victory Capital proposal, including significant client concerns where client consent is required to complete a transaction; substantial obstacles to securing approval by two-thirds of the JHG votes cast; uncertainty related to Victory Capital shareholder approval and financing; and the significant risk a failed transaction would pose to Janus Henderson’s business.

One thing in particular I wanted to highlight from the Special Committee’s announcement is that a failed transaction costs Victory Capital very little and devalues the business of a competitor, but the stakes for Janus Henderson and its shareholders are much higher. The significant risk of a failed transaction is one that the Special Committee could not accept.

I would encourage you to read the full press release that was issued this morning with additional detail here (https://ir.janushenderson.com/News--Events/news/news-details/2026/Trian-and-General-Catalyst-Agree-to-Increase-Merger-Consideration-to-52-00-Per-Share-in-Cash-for-Janus-Henderson-Group-plc-and-Have-Made-the-Only-Actionable-Proposal/default.aspx).

Thank you to the countless colleagues who have voiced strong opinions about our current path and/or the Victory Capital transaction itself. Importantly, thank you also for working with the overwhelming number of our clients who have voiced deep concern about changing our current trajectory. I hope that this latest development will help bring this process to a close.

The solicitation process to obtain shareholder and client approvals for the Trian/General Catalyst transaction is well underway, with no changes to the existing process. We have already received overwhelming support from clients for the transaction, and we are very excited about its benefits for clients and employees alike – including significant investments in our products, client services, talent, and technology. This will allow us to accelerate our growth and be even better positioned to deliver differentiated insights, disciplined investments, and world-class service to our clients.

As a reminder, many of you have a significant role to play in voting in these solicitations [hyperlink removed], as shareholders of Janus Henderson stock and/or holders of our mutual fund or ETF products. Our Board strongly recommends voting in favor of the amended Trian/General Catalyst transaction, and we encourage you to vote as soon as possible.

I continue to be incredibly proud of the commitment and focus we bring to our clients each day while also progressing towards closing. I’m incredibly grateful for all you’re doing, and we truly couldn’t do this without you. Together we win!

As I’ve said before, some people forget that asset management is the ultimate people business—no factories, no inventory. Our clients work with us because of each of you, individually and collectively. That is what delivers value for our shareholders. That is our culture, as we invest in a brighter future together.

Please don’t hesitate to reach out with any comments or questions, and we will continue to keep you updated on significant developments.

Best,

Ali

Forward Looking Statements

Certain statements in this communication not based on historical facts are “forward-looking statements” within the meaning of the federal securities laws. Such forward-looking statements involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those discussed. These include statements as to our future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects or future events, including with respect to the timing and anticipated benefits of pending and recently completed transactions and strategic partnerships, and expectations regarding opportunities that align with our strategy. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date they are made and are not guarantees of future performance. We do not undertake any obligation to publicly update or revise these forward-looking statements.

Various risks, uncertainties, assumptions and factors that could cause our future results to differ materially from those expressed by the forward-looking statements included in this communication include, but are not limited to, the impact of any alternative proposal, Janus Henderson’s ability to obtain the regulatory, shareholder and other approvals required to consummate the proposed transaction and the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction would not occur, the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement, that shareholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability, unanticipated difficulties or expenditures relating to the proposed transaction, including the impact of the transaction on Janus Henderson’s business, that the proposed transaction generally may involve unexpected costs, liabilities or delays, that the business of Janus Henderson may suffer as a result of uncertainty surrounding the proposed transaction or the identity of the purchaser, that Janus Henderson may be adversely affected by other economic, business, and/or competitive factors, including the net asset value of assets in certain of Janus Henderson’s funds, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction, changes in interest rates and inflation, changes in trade policies (including the imposition of new or increased tariffs), volatility or disruption in financial markets, our investment performance as compared to third-party benchmarks or competitive products, redemptions, and other risks, uncertainties, assumptions, and factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2025, and in other filings or furnishings made by Janus Henderson with the SEC from time to time.

Important Additional Information and Where to Find It

In connection with the proposed transaction, Janus Henderson Group plc (“Janus Henderson”) filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) on March 11, 2026, which was first mailed to Janus Henderson’s shareholders on or about March 12, 2026. Janus Henderson and affiliates of Janus Henderson jointly filed a transaction statement on Schedule 13E-3 on March 11, 2026. Janus Henderson may also file other documents with the SEC regarding the proposed transaction, including amendments or supplements to the proxy statement or Schedule 13E-3. This communication is not a substitute for the proxy statement, the Schedule 13E-3 or any other document that may be filed by Janus Henderson with the SEC. INVESTORS AND SECURITY HOLDERS OF JANUS HENDERSON ARE URGED TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain the proxy statement and the Schedule 13E-3 and other documents that are filed with the SEC by Janus Henderson free of charge from the SEC’s website at https://www.sec.gov or through the investor relations section of Janus Henderson’s website at https://ir.janushenderson.com.

Participants in the Solicitation

Janus Henderson and its directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from Janus Henderson’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of Janus Henderson and their ownership of Janus Henderson common shares is contained in the definitive proxy statement for Janus Henderson’s 2025 annual meeting of shareholders (the “Annual Meeting Proxy Statement”), which was filed with the SEC on March 21, 2025, including under the headings “Proposal 1: Election of Directors,” “Corporate Governance,” “Board Compensation,” “Proposal 2: Advisory Say-on-Pay Vote on Executive Compensation,” “Executive Compensation,” “Executive Compensation Tables,” “Securities Ownership of Certain Beneficial Owners and Management” and “Our Executive Officers.” Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Janus Henderson in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, has been included in the definitive proxy statement relating to the proposed transaction. To the extent holdings of securities by potential participants (or the identity of such participants) have changed since the information printed in the Annual Meeting Proxy Statement, such information has been or will be reflected on the Statements of Change in Ownership of Janus Henderson on Forms 3 and 4 filed with the SEC. Free copies of the proxy statement relating to the proposed transaction and free copies of the other SEC filings to which reference is made in this paragraph may be obtained from the SEC’s website at https://www.sec.gov or through the investor relations section of Janus Henderson’s website at https://ir.janushenderson.com.